UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2003

ANNUAL SHAREHOLDERS MEETING

Six Concourse Parkway, Suite 1700
Atlanta, Georgia 30328

January 23, 2004

To our Shareholders:

It is our pleasure to invite you to attend our 2003 Annual Meeting of Shareholders, which will be held on Thursday, February 12, 2004, at The Crowne Plaza Ravinia Hotel in Atlanta, Georgia. The 2003 Annual Meeting will start at 10:00 a.m., local time.

The 2003 Annual Meeting has been delayed until February 12, 2004 due to the restatement of our financial statements for the first three quarters of fiscal year 2002 and for fiscal years 2001 and 2000, which is discussed in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 that accompanies this proxy statement. We plan to hold our 2004 Annual Meeting later in 2004 and will provide our shareholders with a separate proxy statement relating to that meeting. The exact date for the 2004 Annual Meeting has not yet been set.

The ballot for the 2003 Annual Meeting, to which this proxy statement relates, includes a company proposal for the election of the full board of directors to serve until the 2004 Annual Meeting. If you will need special assistance at the meeting because of a disability, please contact Harold M. Cohen at (770) 353-3302.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2003 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identifications. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

If your shares are held in the name of your broker or another nominee, you may have the option to receive future shareholder communications, including our annual reports and proxy statements, electronically through the Internet. If this option is available for your shares, you can sign up by following the simple instructions contained in this mailing. Receiving future annual reports and proxy statements through the Internet will be simpler and faster for you, will help us control costs and is friendlier to the environment. If you have a computer with Internet access and this option is available to you, we hope you will follow the instructions and sign up.

Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card.

Thank you for your support.

Sincerely,

Frank J. Belatti

Chairman of the Board of Directors
and Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m. on Thursday, February 12, 2004

Place:	The Crowne Plaza Ravinia Hotel in Atlanta, Georgia

Items of Business:	(1) To elect the full board of directors.
(2) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on January 14, 2004.

Annual Report:	A copy of our 2002 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about January 23, 2004.

By Order of the Board of Directors

Allan J. Tanenbaum, Corporate Secretary

TABLE OF CONTENTS

About the Meeting	1
Board of Directors Information	3
Election of Directors and Director Biographies	4
Board of Directors Committees	6
Executive Officers	7
Executive Compensation	8
Audit Committee Report and Audit Fees	14
Corporate Governance and Nominating Committee	16
Stock Performance Graph	18
Stock Ownership	19
General	22
Exhibit A: AFC Enterprises, Inc. Audit Committee Charter	A-1

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect the full board of directors; and
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on January 14, 2004. Each share of common stock is entitled to one vote. As of January 14, 2004, we had 27,993,420 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card. If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the enclosed materials for additional details.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.

Can I change my vote after I return my proxy card?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) providing a written notice to Allan J. Tanenbaum, Corporate Secretary, revoking your proxy or (3) voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 4 and 5 of this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Banks, Inc., which may be reached at (800) 568-3476.

How can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

ABOUT THE MEETING

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of January 14, 2004, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

Each nominee must receive the “For” vote of a majority of the shares represented at the meeting in order to be elected. A proxy card marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors is a routine proposal.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has 9 members who are all up for election. Each director stands for election each year.

Are any directors not standing for re-election?

No. Each of the 9 current members of our Board of Directors is standing for re-election.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the Board of Directors.

How are directors compensated?

Victor Arias, Jr., Carolyn Hogan Byrd, R. William Ide, III and Kelvin J. Pennington receive a $15,000 annual retainer, $2,500 per board meeting, $1,000 per committee meeting ($1,500 for the Audit Committee) if a committee meeting is held on any day other than a day on which a board meeting is held and a $5,000 annual retainer ($10,000 for the Audit Committee) for serving as a committee chair. Each of those directors, except for Kelvin J. Pennington, received an initial grant of 5,000 options upon appointment to the Board (with these options vesting over three years, conditioned upon continued service as a member of our Board). Each of those directors will receive an annual grant of 5,000 options subject to the same terms. Our other non-employee directors who joined the board prior to our initial public offering and our employee directors receive no director compensation. All of our directors are reimbursed for reasonable expenses incurred in attending board meetings.

How often did the Board meet in fiscal 2002 and fiscal 2003?

In fiscal 2002, the Board of Directors met seven times and acted five times by written consent. In fiscal 2003, the Board of Directors met nine times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in both fiscal 2002 and fiscal 2003.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Item 1 on the proxy card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2004 annual meeting of shareholders and until their successors are elected are:

     Frank J. Belatti, age 55, has served as Chairman of the Board and Chief Executive Officer since we commenced operations in November 1992, following the reorganization of our predecessor. Mr. Belatti served as our interim Chief Financial Officer from April 28, 2003 until January 5, 2004. From 1990 to 1992, Mr. Belatti was employed as President and Chief Operating Officer of HFS, the franchisor of hotels for Ramada and Howard Johnson. From 1989 to 1990, Mr. Belatti was President and Chief Operating Officer of Arby’s, Inc., and from 1985 to 1989 he served as the Executive Vice President of Marketing at Arby’s. From 1986 to 1990, Mr. Belatti also served as President of Arby’s Franchise Association Service Corporation, which created and developed the marketing programs and new products for the Arby’s system. Mr. Belatti received the 1999 Entrepreneur of the Year Award from the International Franchise Association. Mr. Belatti serves as a member of the board of directors of Radio Shack Corporation and Galyan’s Trading Company, Inc.

     Dick R. Holbrook, age 50, has served as our President and Chief Operating Officer since August 1995. From November 1992 to July 1995, Mr. Holbrook served as our Executive Vice President and Chief Operating Officer. He has been a director since April 1996. Mr. Holbrook has served as our interim President of Popeyes Chicken & Biscuits since the resignation of our prior President of Popeyes Chicken & Biscuits in January 2003. From 1991 to 1992, Mr. Holbrook served as Executive Vice President of Franchise Operations for HFS. From 1972 to 1991, Mr. Holbrook served in various management positions with Arby’s, most recently as Senior Vice President of Franchise Operations. Mr. Holbrook serves on the board of directors of Rare Hospitality International, Inc.

     Victor Arias, Jr., age 47, has served as a director since May 2001. Mr. Arias has been an executive search consultant for Spencer Stuart, an executive search firm, since April 2002. From 1996 until April 2002, Mr. Arias served as Executive Vice President & Regional Managing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He currently serves on the board of trustees of Stanford University.

     Carolyn Hogan Byrd, age 55, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the board of directors of Rare Hospitality International, Inc., The St. Paul Companies, Inc. and Circuit City Stores, Inc., and on the Federal Reserve Bank of Atlanta Advisory Board.

     R. William Ide, III, age 63, has served as a director since August 2001. Since January 1, 2003, Mr. Ide has been a partner with McKenna, Long & Aldridge, LLP, a national law firm. From July 2001 to July 2002, Mr. Ide provided legal services and business consulting through the offices of R. William Ide. From 1996 to June 2001, Mr. Ide served as Senior Vice President, Secretary and General Counsel of Monsanto Corporation. From 1993 to 1996, Mr. Ide was a partner with Long, Aldridge &

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Norman, a multi-city law firm. Mr. Ide served as Counselor to the United States Olympic Committee from 1998 to 2001, was president of the American Bar Association from 1993 to 1994 and currently serves as a Fellow to the Director’s Institutes of the Conference Board and of the Goizueta Business School at Emory University.

     Kelvin J. Pennington, age 45, has served as a director since May 1996. Since 1995, Mr. Pennington has served as President of Pennington Partners & Co. which is a general partner of PENMAN Partners, the management company for the PENMAN Private Equity and Mezzanine Fund, L.P.

     John M. Roth, age 45, has served as a director since April 1996. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth also serves as a member of the board of directors of Advance Auto Parts, Inc., Asbury Automotive Group, Inc. and Galyan’s Trading Company, Inc.

     Ronald P. Spogli, age 55, has served as a director since April 1996. Mr. Spogli is a founding principal of Freeman Spogli & Co., which he founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care, Inc., Advance Auto Parts, Inc. and Galyan’s Trading Company, Inc.

     Peter Starrett, age 56, has served as a director since September 1998. In August 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide. Previously, he held senior executive positions at both Federated Department Stores and May Department Stores. Mr. Starrett also serves on the boards of directors of Guitar Center, Inc., The Pantry, Inc., Pacific Sunwear, Inc. and Galyan’s Trading Company, Inc.

OUR BOARD OF DIRECTORS

RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the Board?

Our Board of Directors has the following committees:

		NUMBER OF	NUMBER OF
		MEETINGS/	MEETINGS/
		CONSENT	CONSENT
NAME OF COMMITTEE	PRIMARY FUNCTIONS OF THE	ACTIONS IN	ACTIONS IN
AND MEMBERS	COMMITTEE	FISCAL 2002	FISCAL 2003

Executive:
Frank J. Belatti, Chair John M. Roth Ronald P. Spogli	• Exercises the authority of the full Board between board meetings	4	9

Audit:(1)
Carolyn Hogan Byrd, Chair Kelvin J. Pennington R. William Ide, III	• Selection of independent auditors • Receives, accepts and reviews the report of independent auditors • Oversight of internal systems of accounting controls and procedures	17	60

People Services (Compensation):
Victor Arias, Jr., Chair John M. Roth Kelvin J. Pennington	• Reviews and recommends compensation of directors and executive officers • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	9	8

Corporate Governance and Nominating:
R. William Ide, III, Chair John M. Roth Peter Starrett	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	0 (2)	2

(1)	Matt L. Figel resigned from the board of directors on July 30, 2003 and is no longer a member of the Audit Committee.

(2)	The Corporate Governance and Nominating Committee was formed in late 2002 and did not meet during that year.

EXECUTIVE OFFICERS

Our Executive Officers, with the exception of Frank J. Belatti and Dick R. Holbrook who are included in the “Election of Directors and Director Biographies” section of this proxy statement, include:

     Frederick B. Beilstein, age 56, has served as Chief Financial Officer of AFC since January 2004. From January 2002 to December 2003, Mr. Beilstein was the Principal and founder of Beilstein & Company, a financial and operational consulting practice with concentration in advising companies on strategic issues such as refinancing and recapitalization opportunities. From January 1997 to December 2001, Mr. Beilstein was executive vice president, treasurer and CFO for Americold Logistics, LLC, a supply chain solutions company located in Atlanta, Georgia.

     Hala Moddelmog, age 47, has served as President of Church’s Chicken since January 1996. From May 1993 to December 1995, Ms. Moddelmog was Vice President of Marketing and then Senior Vice President and General Manager for Church’s. From 1990 to 1993, Ms. Moddelmog was Vice President of Product Marketing and Strategic Planning at Arby’s Franchise Association Service Corporation. Ms. Moddelmog serves on the advisory board of Source Food Technology, Inc., Harmony (Atlanta’s International Youth Chorus), Atlanta Women’s Foundation and Advantage: Women 2003. She is the present board chair of Leadership Atlanta and past board member of Emory University’s Board of Visitors.

     Allan J. Tanenbaum, age 57, has served as Senior Vice President — Legal Affairs, General Counsel and Secretary since February 2001. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, and prior to June 1996, for 25 years, a shareholder in Frankel, Hardwick, Tanenbaum & Fink, P.C. Mr. Tanenbaum serves on the board of directors of The National Council of Chain Restaurants, The Atlanta Bar Foundation, The Hank Aaron Chasing The Dream Foundation, Inc. and The Children’s Museum of Atlanta, and represents the State Bar of Georgia in the House of Delegates of the American Bar Association.

     Chris Elliot, age 49, has served as President of Cinnabon since January 2003. From June 2002 to December 2002, Mr. Elliot was the Interim President of Cinnabon. From August 2001 to November 2002, Mr. Elliot was Chief Operating Officer of Cinnabon. Prior to joining Cinnabon, Mr. Elliot was Chief Operating Officer of Church’s Chicken from June 1997 to July 2001.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received for services rendered to us by our Chief Executive Officer and the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for 2003. We refer to these individuals as our named executive officers.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)(1)

Frank J. Belatti	2003	574,999	0	0	4,279
Chairman of the Board and	2002	574,999	181,750	120,000	12,240
Chief Executive Officer	2001	574,999	382,812	60,000	18,360

Dick R. Holbrook	2003	424,999	0	0	4,364
President and Chief Operating	2002	424,999	118,750	70,000	4,623
Officer	2001	424,999	285,812	46,666	6,395

Hala Moddelmog	2003	339,999	16,000	0	10,179
President of Church’s Chicken	2002	339,999	81,850	40,000	6,687
	2001	339,999	113,156	30,000	4,285

Allan J. Tanenbaum	2003	320,000	0	0	3,543
Senior Vice President — Legal Affairs,	2002	279,999	69,500	37,500	13,280
General Counsel and Secretary	2001	237,992	138,475	33,333	10,031

Chris Elliot(2)	2003	262,706	0	0	1,332
President of Cinnabon	2002	242,676	16,775	7,000	0

(1)	Includes life insurance premiums that we paid for split dollar life insurance policies for Mr. Belatti in the amount of $12,240 in 2002 and $18,360 in 2001, for Mr. Holbrook in the amount of $4,623 in 2002 and $6,935 in 2001, and for Ms. Moddelmog in the amount of $867 in 2003, $1,735 in 2002 and $1,735 in 2001. Ms. Moddelmog also received $1,952 in each of 2003 and 2002 for reimbursement of a supplemental life insurance policy. Includes insurance premiums we paid for term life insurance policies for Mr. Belatti in the amount of $4,279 in 2003, for Mr. Holbrook in the amount of $4,364 in 2003, for Ms. Moddelmog in the amount of $7,360 in 2003, for Mr. Tanenbaum in the amount of $3,543 in 2003 and $4,066 in each of 2002 and 2001, and for Mr. Elliott in the amount of $1,332 in 2003. Includes matching contributions that we made pursuant to our 401(k) Savings Plan for Ms. Moddelmog in the amount of $3,000 in 2002 and $2,550 in 2001 and for Mr. Tanenbaum in the amount of $3,000 in 2002 and $1,776 in 2001. Also includes Deferred Compensation Plan credits for Mr. Tanenbaum in the amount of $6,214 in 2002 and $4,189 in 2001. Matching contributions pursuant to our Deferred Compensation and 401(k) Savings Plans for plan year 2003 have not yet been paid. We generally make our matching contributions in February for the prior plan year in an amount equal to 50% of the first 4% of eligible pay.

(2)	Mr. Elliot did not become an executive officer until July 19, 2002.

EXECUTIVE COMPENSATION

OPTION GRANTS IN LAST FISCAL YEAR

      We did not grant any stock options during fiscal 2003.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table provides summary information concerning exercises of stock options by each of our named executive officers during fiscal 2003 and the shares of common stock represented by outstanding options held by each of our named executive officers as of December 28, 2003. The values of unexercised options at fiscal year-end is based upon $19.85, the fair market value of our common stock at December 26, 2003 (the last trading day of fiscal 2003), less the exercise price per share.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank J. Belatti(1)	51,593	$526,604	1,156,138	128,334	$16,124,304	$201,504
Dick R. Holbrook	0	0	523,091	82,500	6,593,676	157,967
Hala Moddelmog	0	0	68,020	49,167	579,304	100,752
Allan J. Tanenbaum	0	0	26,041	44,792	80,830	80,335
Chris Elliot	0	0	15,081	8,584	99,118	17,417

(1)	Mr. Belatti exercised options that would have expired during 2003, but did not sell any of the shares he acquired upon exercise.

EXECUTIVE COMPENSATION

     Filings made by companies with the SEC sometimes “incorporate information by reference.” This means that you are being referred to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Report on Executive Compensation and Stock Performance Graph in this proxy statement are not incorporated by reference into any of our other filings with the SEC.

REPORT ON EXECUTIVE COMPENSATION

      The People Services (Compensation) Committee was established by the Board of Directors in August 2001 to, among other things, establish executive compensation for 2002 and subsequent years. The People Services (Compensation) Committee has furnished the following report on executive compensation for 2003. The People Services (Compensation) Committee is currently reviewing AFC’s executive compensation philosophy and policies.

What is the philosophy of executive compensation?

We strive to offer compensation and reward programs designed to support our business mandate of “Creating Equity Through Opportunity.” Our compensation philosophy has four main tenets: (1) desired strategy, (2) desired culture, (3) desired behaviors and (4) desired positioning of pay elements. The tenets are described below:

     Desired Strategy

•	to attract, retain, energize and reward superior talent
•	drive AFC’s short-term performance
•	provide equity and ownership opportunities
•	build long-term enterprise value

     Desired Culture

•	have a shared purpose and goals for all stakeholders through the vision of the “New Age of Opportunity”
•	attain alignment with our core values

     Desired Behaviors

•	performance-oriented mindset
•	energy and motivation
•	accountability
•	respect for and collaboration with corporate partners

     Desired Positioning of Pay Elements

•	base salary positioned at the median for the industry
•	annual incentives targeted to position total cash compensation in the 60-65th percentile for the industry
•	long-term incentives positioned at the median for the industry

We believe it is important for our executives to have ownership incentives in AFC and to operate in an environment that measures rewards against personal and company goals. We believe this philosophy attracts, retains and motivates key executives critical to our long-term success.

What are the components of executive compensation?

Our compensation program for executives consists of three key elements:

•	Annual base salary
•	Annual incentive bonus
•	Long-term incentive compensation

Annual base salaries are targeted at the median level for base salaries in our industry and are adjusted to reflect each executive’s vision, strategic orientation, responsibility level, ethics, global perspective, organizational relationship building skills, service orientation, cross-cultural effectiveness, teamwork, talent development, financial acumen, problem solving and decision making. We review each executive’s base salary annually.

Annual incentive bonuses are based on achievement of several financial and strategic objectives. In 2003, we established targeted

EXECUTIVE COMPENSATION

annual cash-based incentive bonuses for each executive as a percentage of base salary that were based primarily on our achievement of specified earnings targets.

Long-term incentive compensation serves to reward executives with equity and cash compensation for meeting operational and financial objectives over a multi-year period. By rewarding our executives for maximizing shareholder value, our long-term incentive compensation is designed to align our executives’ interests with those of our shareholders. This type of compensation also encourages our key employees to make a long-term commitment to us.

How is our Chief Executive Officer compensated?

In determining Mr. Belatti’s compensation for 2003, the People Services (Compensation) Committee, with the aid of outside compensation consultants, conducted an external market assessment of competitive levels of compensation for CEO’s managing companies of similar size, complexity and performance level and at other companies within AFC’s industry.

Mr. Belatti received a base salary of $574,999 in 2003, which is the same base salary he received in 2002 and 2001. He did not receive an annual incentive cash bonus in 2003 due to AFC’s failure to achieve certain earnings targets with respect to each quarter of 2003. The Committee did not grant any stock options in 2003.

How are the limitations on the deductibility of compensation handled?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. We believe that our executive officer compensation plans each satisfy the requirements of Section 162(m). The People Services (Compensation) Committee, as much as possible, uses and intends to use performance-based compensation, which should minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Who prepared this report?

This report has been furnished by the following members of our People Services (Compensation) Committee:

Victor Arias, Jr., Chair Kelvin J. Pennington John M. Roth

EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

Frank J. Belatti. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Mr. Belatti that provides for a 2003 base salary of $575,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends December 31, 2004, but automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Belatti, unless we or Mr. Belatti provide written notice of non-extension to the other at least one year prior to the end of that year of employment. If Mr. Belatti’s employment is terminated without cause or upon expiration of the term, Mr. Belatti is entitled to receive, or if we give him written notice that we will not extend his employment, Mr. Belatti may elect to receive in lieu of continued employment, among other things, an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction of or change in Mr. Belatti’s responsibilities, title or duties, Mr. Belatti may terminate his employment and receive the same severance he would have received upon a termination without cause.

Dick R. Holbrook. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Mr. Holbrook that provides for a 2003 base salary of $425,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends on December 31, 2004, but automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Holbrook, unless we or Mr. Holbrook provide written notice of non-extension to the other at least one year prior to the end of that year of employment. If Mr. Holbrook’s employment is terminated without cause or upon expiration of the term, Mr. Holbrook is entitled to receive, or if we give him written notice that we will not extend his employment, Mr. Holbrook may elect to receive in lieu of continued employment, among other things, an amount equal to two times his annual base salary plus two times his target incentive bonus for the year in which the termination occurs. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction of or change in Mr. Holbrook’s responsibilities, title or duties, Mr. Holbrook may terminate his employment and receive the same severance he would have received upon a termination without cause.

Hala Moddelmog. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Ms. Moddelmog that provides for a 2003 base salary of $340,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ended on December 31, 2002, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Ms. Moddelmog, unless we or Ms. Moddelmog provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. If Ms. Moddelmog’s employment is terminated without cause or upon expiration of the term, Ms. Moddelmog is entitled to receive an amount equal to her annual base salary plus the amount of her target incentive bonus for the year in which the termination occurs. In addition, all of her unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Ms. Moddelmog’s responsibilities or duties, Ms. Moddelmog may terminate her employment and receive the same

EXECUTIVE COMPENSATION

severance she would have received upon a termination without cause.

Allan J. Tanenbaum. On January 1, 2001, we entered into an employment agreement with Mr. Tanenbaum that provides for a 2003 base salary of $320,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ended on January 1, 2003, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Tanenbaum, unless we or Mr. Tanenbaum provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. If Mr. Tanenbaum’s employment is terminated without cause or upon expiration of the term, Mr. Tanenbaum is entitled to receive an amount equal to his annual base salary plus the amount of his target incentive bonus for the year in which the termination occurs. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Mr. Tanenbaum’s responsibilities or duties, Mr. Tanenbaum may terminate his employment and receive the same severance he would have received upon a termination without cause.

Chris Elliot. On January 27, 2003, we entered into an employment agreement with Mr. Elliot that provides for a 2003 base salary of $260,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends on January 27, 2005, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Elliot, unless we or Mr. Elliot provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. If Mr. Elliot’s employment is terminated without cause or upon expiration of the term, Mr. Elliot is entitled to receive an amount equal to his annual base salary plus the amount of his target incentive bonus for the year in which the termination occurs. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Mr. Elliot’s responsibilities or duties, Mr. Elliot may terminate his employment and receive the same severance he would have received upon a termination without cause.

AUDIT COMMITTEE REPORT AND

AUDIT FEES

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are Carolyn Hogan Byrd, who is the Chair, Kelvin J. Pennington and R. William Ide, III.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter has recently been revised and is attached to this proxy statement as Exhibit A.

What is the relationship between the Audit Committee, AFC’s management and the independent auditors?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2002?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors; and

•	discussed with KPMG LLP, independent auditors for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

For a complete discussion of the reaudit of our financial statements for fiscal years 2001 and 2000, see Items 7 and 9A of our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 that accompanies this proxy statement.

Has the Audit Committee considered the independence of AFC’s auditors?

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with KPMG LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2002?

Based upon discussions with management, internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 for filing with the SEC.

AUDIT COMMITTEE REPORT AND
AUDIT FEES

Has the Audit Committee made a recommendation regarding the financial statements for fiscal 2003?

The financial statements for fiscal 2003 have not yet been prepared or audited. The Audit Committee will make its recommendation regarding these financial statements when they are complete.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during fiscal 2002 and fiscal 2003 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Auditors,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent auditors?

Pursuant to its revised charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

        Carolyn Hogan Byrd, Chair

        Kelvin J. Pennington
        R. William Ide, III

AUDIT COMMITTEE INDEPENDENCE

Each member of the Audit Committee is independent under the rules of the Nasdaq National Market.

INDEPENDENT AUDITORS FOR 2003

Our Audit Committee has appointed KPMG LLP to continue as our independent auditors for fiscal 2003.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

KPMG LLP billed us aggregate fees and expenses of approximately $7,475,000 in fiscal 2003 for our 2002 annual audit and reaudits of 2001 and 2000. KPMG LLP billed us aggregate fees and expenses of approximately $324,000 in fiscal 2002 for our 2002 annual audit, reviews of quarterly reports filed on Forms 10-Q in 2002 and the review of a registration statement.

Audit-Related Fees

KPMG did not perform any audit-related services for us in 2003 or 2002.

Tax Fees

KPMG billed us approximately $603,000 and $324,000, respectively, in fiscal 2003 and fiscal 2002 for tax services. These fees were principally related to tax compliance and tax advice on depreciation, escheat compliance and various other tax matters.

All Other Fees

None.

CORPORATE GOVERNANCE AND

NOMINATING COMMITTEE

R. William Ide, III is the chairman and John M. Roth and Peter Starrett are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our Board of Directors has determined that all members of the Committee are independent according to the listing standards of the Nasdaq National Market.

The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, Six Concourse Parkway. Suite 1700, Atlanta, Georgia 30328-5352. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a shareholder or not.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in the future the Committee may engage a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

Directors and its committees. The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our Board of Directors;

•	Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Reviewing director compliance with stock ownership policies and guidelines;

•	Assisting our Board of Directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of board membership when one of our directors changes the position he or she held when elected or appointed to the Board; and

•	Making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

STOCK PERFORMANCE GRAPH

The following stock performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and a Peer Group Index. The stock price performance graph assumes an investment of $100 in our common stock at the closing price on March 2, 2001, the first date upon which our common stock was listed on the Nasdaq National Market after our initial public offering, and an investment of $100 in each of the two indexes on March 2, 2001 and further assumes the reinvestment of all dividends. We did not pay any dividends during this period. On August 18, 2003, our common stock was delisted from the Nasdaq National Market. Stock price performance for the period from March 2, 2001 through December 28, 2003 is not necessarily indicative of future results.

	March 2, 2001	December 30, 2001	December 29, 2002	December 28, 2003

AFC Enterprises, Inc.	$100	$140	$107	$98
S&P 500	$100	$94	$71	$89
Peer Group	$100	$133	$120	$149

The Peer Group Index is comprised of the following restaurant, coffee and bakery companies: Brinker International, Inc., CKE Restaurants, Inc., Darden Restaurants, Inc., Green Mountain Coffee Roasters, Inc., Jack in the Box, Inc., Krispy Kreme Doughnuts, Inc., Papa John’s International, Inc., Sonic Corp., Yum! Brands, Inc. and Wendy’s International, Inc. This Peer Group Index has been weighted by the market capitalization of each component company.

STOCK OWNERSHIP

       The following table sets forth information known to us regarding the beneficial ownership of our common stock as of November 30, 2003 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after November 30, 2003 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352.

      The percentages of common stock beneficially owned are based on 27,954,510 shares of common stock outstanding as of November 30, 2003.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Executive Officers:
Frank J. Belatti(1)	1,846,675	6.33%
Dick R. Holbrook(2)	788,027	2.76%
Hala Moddelmog(3)	112,821	*
Allan J. Tanenbaum(4)	49,749	*
Chris Elliot(5)	18,831	*
Victor Arias, Jr.(6)	5,000	*
Carolyn Hogan Byrd(7)	9,000	*
R. William Ide, III(8)	7,000	*
Kelvin J. Pennington(9)	—	—
John M. Roth(10)(11)	7,517,615	26.89%
Ronald P. Spogli(10)(11)	7,517,615	26.89%
Peter Starrett(11)	14,334	*
All directors and executive officers as a group (13 persons)(12)	10,398,386	34.78%

Five Percent Shareholders:
Freeman Spogli & Co.(11)(13)	7,517,615	26.89%
Strong Financial Corporation(14)	3,370,070	12.06%
Neuberger Berman, Inc(15)	2,239,985	8.01%
Duke Buchan, III(16)	1,765,848	6.32%
Wellington Management Company, LLP(17)	1,741,500	6.23%
Investors Management Corporation(18)	1,726,084	6.17%

*	Less than 1% of the outstanding shares of common stock.

STOCK OWNERSHIP

(1)	Includes 1,216,065 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Also includes 194,476 shares of common stock held by four irrevocable trusts established by Mr. Belatti.

(2)	Includes 558,924 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Also, includes 30,805 shares of common stock held by a grantor retained annuity trust established by Mr. Holbrook.

(3)	Includes 89,687 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003.

(4)	Includes 43,749 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Also includes 6,000 shares of common stock held in a 401(k) plan in connection with previous employment.

(5)	Includes 18,831 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003.

(6)	Includes 5,000 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Mr. Arias’ business address is 1717 Main Street, Suite 5600, Dallas, Texas 75201.

(7)	Includes 5,000 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(8)	Includes 5,000 shares of common stock issuable with respect to options exercisable within 60 days of November 30, 2003. Mr. Ide’s business address is Suite 5300, 303 Peachtree Street NE, Atlanta, Georgia 30308.

(9)	Mr. Pennington’s business address is 30 North LaSalle Street, Suite 1620, Chicago, Illinois 60602.

(10)	Messrs. Roth and Spogli are officers, directors and/or managers of entities that are general or limited partners of FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P., and may be deemed to be the beneficial owners of the 7,517,615 shares of common stock held by FS Equity Partners III, FS Equity Partners International and FS Equity Partners IV.

(11)	The business address of Freeman Spogli & Co., FS Equity Partners III, FS Equity Partners IV and Messrs. Roth, Spogli and Starrett is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(12)	Includes 7,517,615 shares of common stock held by affiliates of Freeman Spogli & Co. and 1,942,256 shares of common stock issuable with respect to options granted to directors and executive officers that are exercisable within 60 days of November 30, 2003.

(13)	Includes 6,471,103 shares held of record by FS Equity Partners III, 259,980 shares held of record by FS Equity Partners International and 786,532 shares held of record by FS Equity Partners IV.

(14)	Represents shares of common stock beneficially owned by Strong Capital Management, Inc. (“SCM”), a registered investment advisor, and Richard S. Strong (“RS”), the Chairman of the Board of SCM. RS and SCM have shared voting and dispositive power with respect to 3,370,070 shares. Harbour Holdings Ltd, advised by a subsidiary of SCM, owns 1,855,156 shares or 6.5%. The remaining shares are owned by various other accounts for which SCM acts as the investment advisor. This information is included in reliance upon a Schedule 13G filed by SCM and RS with the SEC on September 9, 2003 relating to shares of common stock reported as owned as of August 3, 2003. The address of SCM and RS is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

(15)	Represents 2,239,985 shares of common stock beneficially owned by Neuberger Berman, Inc. (“NB Inc.”), and Neuberger Berman, LLC (“NB LLC”), Neuberger Berman Management, Inc. (“NBM”) and Neuberger Berman Genesis Portfolio (“NBGP”), affiliates of NB Inc., with whom NB Inc. is deemed to form a “group” for Schedule 13G reporting purposes. NB Inc. has sole voting power with respect to 3,100 shares, shared voting power with respect to 1,665,100 shares and shared dispositive power with respect to all 2,239,985 shares. NB LLC has shared dispositive power with respect to all 2,239,985 shares. NBM has shared dispositive power with respect to 1,665,100 shares. NBGP has shared voting and dispositive power with respect to 1,607,000 shares. This information is included in reliance upon a Schedule 13G filed by NB Inc., NB LLC, NBM and NBGP with the SEC on February 13, 2003 relating to shares of common stock owned as of December 31, 2002. The address of NB Inc. is 605 Third Ave., New York, New York 10158-3698.

(16)	Represents 1,765,848 shares of common stock beneficially owned by Duke Buchan, III (“Mr. Buchan”), Hunter Global Associates L.L.C. (“Hunter L.L.C.”), Hunter Global Investors L.P. (“Hunter L.P.”), Hunter Global

STOCK OWNERSHIP

Investors Fund I L.P. (“Hunter Fund I L.P.”), and Hunter Global Investors Fund II L.P. (“Hunter Fund II L.P.”), affiliates of Mr. Buchan, with whom Mr. Buchan is deemed to form a “group” for Schedule 13G reporting purposes. Mr. Buchan has shared voting and dispositive power with respect to 1,765,848 shares. Hunter L.L.C. has shared voting and dispositive power with respect to 717,017 shares. Hunter L.P. has shared voting and dispositive power with respect to 1,765,848 shares. Hunter Fund I L.P. has shared voting and dispositive power with respect to 667,421 shares. Hunter Fund II L.P. has shared voting and dispositive power with respect to 49,596 shares. This information is included in reliance upon a Schedule 13G filed by Mr. Buchan on August 4, 2003. The address of the Buchan Group is 350 Park Avenue, 11th Floor, New York, New York 10022.

(17)	This information is included in reliance upon a Schedule 13G filed by Wellington Management Company, LLP (“WMC”) with the SEC on February 12, 2003 relating to shares of common stock owned as of December 31, 2002. WMC is the beneficial owner of 1,741,500 shares of common stock and has shared voting power with respect to 1,254,400 of the shares and shared dispositive power with respect to all 1,741,500 shares. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

(18)	Represents shares of common stock beneficially owned by Investors Management Corporation (“IMC”), and A Few Valuable Businesses Partnership (“FVB”), Capital Partner Investments Partnership (“CPI”), Team Capital Limited Partnership (“TC”), Worthy Companies Partnership (“WC”), Value Limited Partnership (“VLP”), Wealth Building Limited Partnership (“WB”), Capital Strengthening Limited Partnership (“CS”), Financial Ascent Limited Partnership (“FA”), Golden Family Limited Partnership (“GF”), John M. Day (“JD”), Maynard Capital Partners, L.L.C. (“MC”), James Maynard (“JM”), John Amendola (“JA”), Gene T. Aman (“GTA”), and Andrew Logan (“AL”), affiliates of IMC (the “IMC Group”), with whom IMC is deemed to form a “group” for Schedule 13G reporting purposes. IMC has shared voting and dispositive power with respect to 1,703,909 shares, FVB has sole voting and dispositive power with respect to 187,996 shares, CPI has sole voting and dispositive power with respect to 734,567 shares, TC has sole voting and dispositive power with respect to 68,984 shares, WC has sole voting and dispositive power with respect to 254,100 shares, VLP has sole voting and dispositive power with respect to 63,488 shares, WB has sole voting and dispositive power with respect to 93,933 shares, CS has sole voting and dispositive power with respect to 25,606 shares, FA has sole voting and dispositive power with respect to 249,980 shares, GF has sole voting and dispositive power with respect to 25,255 shares, JD has sole voting and dispositive power with respect to 22,175 shares and shared voting and dispositive power with respect to 1,703,909 shares, MC has sole voting and dispositive power with respect to 1,703,909 shares, JM has shared voting and dispositive power with respect to 1,703,909 shares, JA has sole voting and dispositive power with respect to 275 shares, GA has sole voting and dispositive power with respect to 2,200 shares and AL has sole voting and dispositive power with respect to 50 shares. This information is included in reliance upon a Schedule 13G filed by IMC and the IMC Group with the SEC on February 10, 2003 relating to shares of common stock reported as owned as of December 31, 2002. The address of IMC is 5151 Glenwood Avenue, Raleigh, North Carolina 27612.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2003, the People Services (Compensation) Committee established the compensation for all our executive officers. No member of the People Services (Compensation) Committee was an officer or employee of AFC or any of its subsidiaries during fiscal 2003 or any prior year. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In 1996, we loaned to Messrs. Belatti, Holbrook and Gerald J. Wilkins, our former chief financial officer, and Ms. Moddelmog approximately $2.0 million, $1.0 million, $22,000 and $52,000 in order to pay personal withholding income tax liabilities incurred as a result of executive compensation awards earned in 1995 and that we paid using shares of our common stock. In 1997, we loaned to Messrs. Belatti and Holbrook an additional $94,000 and $45,000 related to these tax liabilities. Each person issued to us a full recourse promissory note for the amount borrowed. Each note bore simple interest at a rate of 6.25% per annum. Principal and interest on each note was due and payable on December 31, 2003. The notes were secured by shares of common stock owned by these individuals. During 2003, the largest aggregate amount due from Messrs. Belatti, Holbrook and Wilkins and Ms. Moddelmog under these notes was $3,070,306, $1,524,273, $32,564 and $76,604. As of December 31, 2003, Messrs. Belatti, Holbrook and Wilkins and Ms. Moddelmog had repaid these notes.

In October 1998, we sold 1,863,802 shares of our common stock to a number of existing shareholders and option holders at a purchase price of $11.625 per share. Messrs. Belatti, Holbrook, Wilkins and Jon Luther, the former president of Popeyes, purchased 86,022, 8,603, 10,000 and 3,334 shares of common stock for a purchase price of approximately $1.0 million, $100,000, $116,000 and $39,000. Messrs. Belatti, Holbrook, Wilkins and Luther borrowed from us $750,000, $75,000, $87,000 and $29,000 to finance the purchase of a portion of these shares. Each person issued to us a full recourse promissory note for the amount borrowed. Each note bears simple interest at a rate of 7.0% per annum. Principal and interest on each note is due and payable on December 31, 2005. The notes are secured by shares of common stock owned by these individuals. During 2003, the largest aggregate amount due from Messrs. Belatti, Holbrook, Wilkins and Luther under these notes was $1,024,878, $102,480, $119,139 and $39,280.

In June 1999, Mr. Wilkins purchased 21,334 shares of common stock from one of our former employees. We loaned Mr. Wilkins approximately $181,000 to purchase a portion of these shares. Mr. Wilkins issued to us a full recourse promissory note for the amount borrowed. The note bears simple interest at a rate of 7.0% per annum, and principal and interest is due and payable on December 31, 2005. The note is secured by shares of common stock owned by Mr. Wilkins. During 2003, the largest aggregate amount due from Mr. Wilkins on this note was $238,410.

In October 1999, Mr. Wilkins purchased 14,627 shares of common stock from one of our former employees. We loaned Mr. Wilkins approximately $135,000 to purchase a portion of the shares. Mr. Wilkins issued to us a full recourse promissory note for the amount borrowed. The note bears simple interest at a rate of 7.0% per annum. Principal and interest is due and payable on December 31, 2005. The note is secured by shares of common stock owned by Mr. Wilkins. During 2003, the largest aggregate amount due from Mr. Wilkins on this note was $175,186.

In November 2002, we repurchased 838,637 shares of our common stock, at a purchase price of $21.65 per share, from PENMAN Private Equity and Mezzanine Fund, L.P., an equity

GENERAL

fund managed by Kelvin J. Pennington, one of our directors. The repurchase was at the market price and was part of our $100 million share repurchase program discussed in Note 15 of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 that accompanies this proxy statement. This repurchase transaction was approved by an independent committee of our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2003, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.

Shareholder Proposals

We will hold our 2004 Annual Meeting later in 2004, but the date for that meeting has not yet been set. To be considered for inclusion in the proxy statement for our 2004 Annual Meeting, shareholder proposals, including the nomination of a director, must be submitted in writing by a reasonable time prior to the mailing of the proxy statement for the 2004 Annual Meeting. The persons appointed by our Board as proxy holders for the 2004 Annual Meeting will have the right to exercise discretionary voting authority on any shareholder proposal that is not included in the proxy statement for the 2004 Annual Meeting, but is instead sought to be presented directly at the 2004 Annual Meeting, if:

•	(1) we receive notice of the proposal a reasonable time prior to the mailing of the proxy statement for the 2004 Annual Meeting and advise shareholders in the proxy statement for that meeting about the nature of the matter and how the proxy holders intend to vote on such matter, and (2) the proponent of the proposal does not issue its own proxy statement; or

•	we do not receive notice of the proposal a reasonable time prior to the mailing of the proxy statement for the 2004 Annual Meeting.

We will announce the date of our 2004 Annual Meeting once we have set the date of that meeting.

All written proposals should be submitted to Allan J. Tanenbaum, Corporate Secretary, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352.

Shareholder Communications with our Board of Directors

Our Board of Directors has adopted a formal process by which shareholders may communicate with our Board of Directors. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Office of General Counsel of AFC Enterprises, Inc., Attention: Board of Directors, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352. This information is also contained on our website at www.afce.com.

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

GENERAL

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attn: Investor Relations, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352, by calling (770) 391-9500 or are on the Internet at www.afce.com.

EXHIBIT A

AFC ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee (the “Committee”) of the Board of Directors (sometimes, the “Board”) of AFC Enterprises, Inc. (“AFC” or the “Company”).

Statement of Policy

      The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, the investment community, and others relating to:

•	the integrity of the Company’s financial statements and financial reporting process;

•	the Company’s systems of internal controls;

•	the performance of the Company’s internal audit function and independent auditors; and

•	the independent auditor’s qualifications and independence.

      In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the Company’s internal auditors, and the Company’s management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain independent legal, accounting or other consultants to advise the Committee. It is the intent of the Committee to comply with all applicable rules and regulations governing the Committee, such as those of the Securities and Exchange Commission (the “Commission”) and the NASDAQ stock exchange.

Meetings

      The Committee shall meet at least four times annually. In addition, the Committee shall hold such special meetings as may be called by any member of the Committee or at the request of the Company’s independent auditors. The Chairman of the Board, the Chief Executive Officer, Chief Financial Officer, the Corporate Secretary and General Counsel of the Company may be invited from time to time to meetings to offer information, expertise and advise as requested by the Committee. The Committee may also request other members of management, internal auditors and independent auditors to participate in Committee meetings, as necessary. Attendance may be by telephone as provided in the By-laws of the Company.

Composition and Organization of Committee

•	Size of Committee

The Committee shall consist of at least three directors.

•	Member Qualifications

The members of the Committee shall meet the independence and experience requirements of the NASDAQ stock exchange and applicable federal securities laws, including the rules and regulations of the Commission. At least one member of the Committee shall be a financial expert as defined by the Commission.

•	Appointment to Committee

The members of the Committee shall be appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. The Board shall make the appointments to the Committee at the organizational meeting following each Annual Meeting of Stockholders.

•	Term

Members will be appointed by the Board for a one year term or until a successor is appointed and qualified. The full Board will fill vacancies on the Committee and may remove a Committee member from membership on the Committee at any time without cause.

•	Committee Chair

The Committee Chair will be a board member appointed by the Board. If the Committee Chair is absent from a meeting, another member of the Committee will act as Chair.

•	Annual Review of Committee and Charter

The Committee shall annually review the Committee’s own performance, which shall include eliciting input from management, the independent auditor, and the internal auditor on the performance of the Committee. The Committee shall report the results of such self-assessment to the Board.

Not less than annually, the Committee shall review this Charter and recommend to the Board any changes it deems advisable. At any time, the Board of Directors acting on its own initiative, or on recommendation of another Board committee, may amend this Charter. Only the full Board of Directors may amend this Committee’s Charter.

•	Compensation

Members of the Committee shall, at the discretion of the Board, be entitled to receive fees for service on the Committee or for service as Chair of the Committee in addition to the normal fees paid to all directors.

Responsibilities and Processes

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and disclosures, and the independent auditor is responsible for auditing year-end financial statements and reviewing quarterly financial statements and conducting other procedures. It is not the duty of the Committee to certify the Company’s financial statements, to guarantee the independent auditor’s report, or to plan or conduct audits. Since the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the internal auditor and the independent auditor and the accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change the responsibilities of management and the independent auditor.

      The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

      The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate. In carrying out its responsibilities, the Committee will:

     Independent Auditors

      1. Have the sole authority and responsibility for the appointment, retention, oversight, termination and replacement of the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor for the purpose of preparing and issuing an audit report and related work.

      No audit services or non-audit services shall be performed by the independent auditor for the Company unless first pre-approved by the Committee and unless permitted by the rules and regulations of the Commission. If the Committee approves an audit service within the scope of the engagement of the independent auditor, such audit services shall be deemed to have been pre-approved for the purposes of this Section.

      The Committee may delegate one or more members of the Committee the authority to grant pre-approval of non-audit services required by this Section. The decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Committee for its approval at its next scheduled meeting.

      2. Perform the following:

a. Obtain from the independent auditors on an annual basis, the written disclosures required under Independence Standards Board Standard No. 1 regarding any relationships between the auditors and the Company or any other relationships that reasonably may be thought to bear on the auditors’ independence;

b. Discuss with the independent auditor the auditor’s independence including all relationships between the independent auditor and the Company that may impact the independent auditor’s objectivity and independence;

c. Obtain from the independent auditors on an annual basis, a written statement that the Company’s chief executive officer, comptroller, chief financial officer, chief accounting officer, internal auditor or any person serving in an equivalent position to any of the foregoing for the Company, was not employed by the independent auditor and did not participate in any capacity in the audit of the Company during the one year period preceding the date of the initiation of the audit for which the independent auditor is engaged;

d. Recommend to the Board appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence;

e. Review and evaluate the lead audit partner of the independent auditor’s team;

f. Annually obtain and review from the independent auditor a written report describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the independent auditor’s most recent internal quality-control review or peer review;

g. Annually obtain from the independent auditor a written report in which the independent auditor attests to and reports on the assessment of the Company’s internal controls made by the Company’s management; and

      3. Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

      4. Review each opinion or report of the independent auditors and review any comments or recommendations of the independent auditors with respect to the audited or interim financial statements.

      5. Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

      6. Review the range and cost of audit and non-audit services performed by the independent auditors.

     Financial Reporting Process

      7. Review significant accounting and reporting issues, including recent professional and regulatory announcements, and the impact on the financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

      8. Evaluate whether management is setting the appropriate tone at the top by communicating the importance of strong internal controls. Obtain an understanding of internal controls and the significant risk areas for the Company through discussions with management, the independent auditors and internal audit. Periodically review the adequacy of internal controls that could significantly affect the Company’s financial statements through discussions with management, the independent auditors and internal audit.

      9. Review and discuss with the independent auditor the following as it relates to periodic filings with the Commission:

a. all critical accounting policies and practices used in the Company’s audit;

b. all alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and

c. all other material written communications between the independent auditor, management and the internal auditor, such as any management letter or schedule of adjusted differences.

      10. Review with appropriate representatives of management and the independent auditors the financial information contained in the Company’s Quarterly Reports on Form 10-Q prior to filing, the Company’s earnings announcements prior to release, and the results of the independent auditors’ review of Interim Financial Information pursuant to Statement of Auditing Standards Statement No. 71, as may be modified or supplemented. The chairman of the Committee may represent the entire Committee, either in person or by telephone conference call, for purposes of this review.

      11. Review with appropriate representatives of management and the independent auditors the scope and timing of the annual audit as well as the results of the audit work performed at the completion of the annual audit of the Company’s consolidated financial statements included in the

Annual Report on Form 10-K for the last fiscal year. Prior to its filing, the Committee shall, without limitation:

a. review and discuss the Company’s annual consolidated financial statements and related footnotes;

b. review and discuss the independent auditors’ audit of the consolidated financial statements and their report;

c. review and discuss any significant changes required in the independent auditors’ examination plan;

d. discuss with management, the internal auditor and the independent auditor any problems, difficulties or disputes encountered during the course of the audit, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, any accounting adjustments that were noted or proposed by the independent auditor but that were not adopted, any communications between the independent auditor’s team assigned to the Company’s audit and the auditor’s national office, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company; and

e. review and discuss other matters related to the conduct of the audit which are to be communicated to the Committee under general accepted auditing standards including, discussions relating to the independent auditors’ judgments about such matters as the quality, not just the acceptability, of the Company’s accounting practices and other items set forth in Statement of Auditing Standards Statement No. 61 (“SAS 61”) (Communication with Audit Committees) or other such auditing standards that may in time modify, supplement or replace SAS 61.

f. recommend to the Board of Directors, based on the review and discussions referred to above, that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

     Financial Reporting Oversight

      12. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made.

      13. Periodically inquire of management and the independent auditor as to any disagreements that may have occurred between them relating to the Company’s financial statements or disclosures. The Committee shall have the sole responsibility for the resolution of any disagreements between management and the independent auditor regarding financial reporting.

      14. Establish procedures for (i) the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

     Relationship with Internal Audit

      15. Perform the following:

a. Review the annual plan, activities and organizational structure of the internal audit function;

b. Review the results of the audits performed by the internal audit group;

c. Review the qualifications and adequacy of the internal audit personnel and concur in the appointment, replacement, reassignment or dismissal of the director of internal audit; and

d. Review the effectiveness of the internal audit function.

     Review of Other Documents and Reports

      16. Review the activities, organizational structure, and qualifications of accounting and financial human resources within the Company.

      17. Review the procedures established by the Company that monitor the compliance by the Company with the covenants and restrictions contained in its loan agreements.

      18. Review with the Company’s counsel any legal matter that could have a significant impact on the Company’s financial statements.

     Accountability to Board of Directors

      19. Report through its chairman to the Board of Directors following the meetings of the Committee.

      20. Maintain minutes or other records of meetings and activities of the Committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the Company’s Board of Directors.

     Other

      21. Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Committee may, in its discretion, determine to be advisable.

      22. Perform any other activities consistent with this Charter, the Company’s By-laws and charter documents and governing law as the Committee or the Board of Directors deems necessary or appropriate.

      23. Review the Company’s plans and programs with respect to risk management and related insurance coverage.

      24. Review and monitor the Company’s risk assessment programs and related risk management strategies.

      25. Review the Company’s annual update on loss prevention and security matters.

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted. Only the shareholder whose name appears on this card will be admitted. Due to space limitations, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 A.M.

AFC ENTERPRISES, INC.

2003 ANNUAL SHAREHOLDERS MEETING
THURSDAY, FEBRUARY 12, 2004, 10:00 A.M., LOCAL TIME
THE CROWNE PLAZA RAVINIA HOTEL
ATLANTA, GEORGIA

Detach and return Proxy Card; retain Admission Card

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.

   The undersigned hereby appoints Frank J. Belatti and Dick R. Holbrook, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2003 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at The Crowne Plaza Ravinia Hotel, Atlanta, Georgia, on Thursday, February 12, 2004 at 10:00 a.m., local time, or any adjournment thereof.

    The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ITEM 1

Please mark your votes as
indicated in this example: ☒

1.	Election of Directors.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS

Nominees:	(01)	Victor Arias, Jr.	(02)	Frank J. Belatti	(03)	Carolyn Hogan Byrd
	(04)	Dick R. Holbrook	(05)	R. William Ide, III	(06)	Kelvin J. Pennington
	(07)	John M. Roth	(08)	Ronald P. Spogli	(09)	Peter Starrett

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name on the space provided below.)

             *EXCEPTIONS:

(Continued and to be dated and signed on reverse side)

Detach and return Proxy Card; retain Admission Card
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     Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Dated:	, 2004

Signature

Signature

This proxy, if properly executed and delivered, will revoke all prior proxies.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.